Exhibit 10.15

Everbridge, Inc.

2022 Corporate Bonus Plan

Introduction

The 2022 Corporate Bonus Plan (“The Plan”) is designed as an incentive to participants to perform at their most effective level, as a reward for strong performance and as a way of sharing in the success of the Company. The Plan is designed to be self-funded and is incorporated in the business targets and budgets.

The Plan is designed to reward high performance at the corporate, team and individual level. Awards payable under The Plan will be determined through a combination of overall bonus pool funding, which will be based upon predefined corporate financial objectives, and achievement of specific team and individual/development goals.

This Plan is CONFIDENTIAL, and details may not be disclosed outside the Company by any participants.

Eligibility for Participation

Designated employees (“Participants”) are eligible for inclusion in The Plan for the calendar year January 1, 2022 to December 31, 2022. Participation in The Plan is at the discretion of the Company. Employees considered for participation include management level employees and individual contributors in functions that meet established criteria. Eligibility for participation is not automatic and will be reviewed annually.

Participation for new hires designated as eligible to participate will be pro-rated based on days in The Plan during the plan year.

There is no contractual commitment on the part of the Company in relation to future years of participation and in this respect The Plan does not confer on any employees any rights to future participation, future employment, or give rise to any cause of action against the Company.

Operation of The Plan

For each Participant, a fixed cash amount or fixed percentage of base salary will be specified for the purposes of participation in The Plan. The overall Plan funding will be based on the achievement of predefined corporate financial targets. Individual bonus achievement will be based upon achievement of business unit/departmental business plans and team, individual and development-based performance goals as agreed to by you and your manager and maintained within Reflektive.

Each participant must sign a copy of The Plan document acknowledging that the document was reviewed.

Everbridge management reserves the right to modify The Plan at any time. Notification of changes to The Plan will be made in writing to affected participants. Changes may be made to The Plan periodically in order to revise goals, update strategies or correct errors.

Performance against predefined corporate financial targets will be assessed at the end of the fiscal year once all financial results of the Company have been prepared and approved. The CEO will have the discretion to adjust, up or down any department’s bonus funding based on department KBPI performance. Everbridge management will then have the discretion to adjust, up or down, any employee’s payout based on an assessment of the employee’s individual performance throughout the year.

Payment

Bonus payments will be made annually after the official close of the operating year, estimated to occur no later than May of the year following. Payment will be made to each participant provided that the participant remains an active employee, and in good standing, at the time of payout.

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Any payment to which participants in the following categories may be entitled will be pro-rated:

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Employees whose eligibility for participation in The Plan begins after January 1, 2022,

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Employees who are transferred to another position, business unit, department, or group within the Company during the plan year and their new position does not qualify them as eligible to participate in The Plan

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Employees who transfer to a position and become eligible to participate in The Plan during the plan year.

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Employees who have taken a leave of absence greater than 14 consecutive calendar days

Any payment in whole or in part shall be made through the Company’s normal payroll process and will be net of any appropriate Income Tax, Social Security Contributions or other relevant deductions.

The Chief Executive Officer and Board of Directors of Everbridge, Inc. reserves the right to amend The Plan at any time based on business conditions.

Contractual Status

Payments under The Plan are not contractual. No legally enforceable right to payment will arise under The Plan, nor any right to compensation or damages for non-payment as a result of the termination of employment (however caused), or for any other reason.

The Plan is not a guarantee of employment for a definite period of time. The participant acknowledges and understands that they or Everbridge may terminate the employment relationship at any time with or without cause.

The Plan terminates, for the participant, on the date the participant’s employment with Everbridge is terminated.

This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

Validity

The Plan is valid only for the calendar year January 1, 2022 – December 31, 2022. At the expiration of this Plan, Everbridge will establish a new Plan for Participants.

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